U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Gardiner                 Robert                  J.
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   (Last)               (First)                 (Middle)

7670 SW Village Green Circle
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                                    (Street)

Wilsonville                             OR                  97070
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   (City)                           (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)
     April 14, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)
     --
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4. Issuer Name and Ticker or Trading Symbol
     The Encore Group, Inc.;EGRP
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                   3. Ownership Form:
                        2. Amount of Securities       Direct (D) or
1. Title of Security       Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)              (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock               762                         D                    None
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                                                                            Direct ownership shared with spouse,
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                                                                            Brenda J. Gardiner (not a filing person)
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              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                     5. Owner-
                                                 3. Title and Amount of Securities                      ship
                                                    Underlying Derivative Security                      Form of
                         2. Date Exercisable        (Instr. 4)                                          Derivative
                            and Expiration Date  ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                            Amount           sion or        Direct      6. Nature of
                         ----------------------                         or               Exercise       (D) or         Indirect
                         Date       Expira-                             Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Stock Option             10/21/98   4/19/08      Common Stock           4,750         $10 per share  D
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Stock Option             10/21/98   4/19/08      Common Stock              80         $10 per share  D
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Explanation of Responses:




/s/Robert J. Gardiner                                          July 6, 1998
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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